Houston American Energy Corp. Announces Preliminary Fourth Quarter 2017 Revenues; Updates Reeves County Production

Reeves County production and higher energy prices drive 842% YOY Q4 revenue increase

HOUSTON, TX, February 12, 2018 – Houston American Energy Corp. (HUSA: NYSE American), a Permian Basin-focused E&P company, today provided preliminary revenue totals for the 2017 Fourth Quarter and provided an update on production from its initial Reeves County, Texas wells.

Preliminary Q4 2017 Revenue Highlights

Q4 2017 preliminary unaudited revenues rose sharply on increased production attributable to our Reeves County wells and improved energy prices.

●	Preliminary revenue estimates total $414,743 for the quarter ended December 31, 2017, up 842% from the quarter ended December 31, 2016 and up 271% from the quarter ended September 30, 2017;

●	Preliminary production volume estimates for the quarter ended December 31, 2017 totaled 6,150 barrels of oil (“Bbl”) and 19,518 thousand cubic feet of gas (“Mcf”)(or 9,403 barrels of oil equivalent (“boe”)); compared to 1,395 boe of production for Q4 2016 and 2,885 boe of production for Q3 2017; and

●	Preliminary realized prices for oil and gas were $54.05/Bbl and $4.22/Mcf for the quarter ended December 31, 2017; compared to $44.94/Bbl and $2.93/Mcf for Q4 2016 and $43.45/Bbl and $3.29/Mcf for Q3 2017.

Reeves County Production Update

The Company’s first two Reeves County, Texas wells, the Johnson #1H (25% working interest) and O’Brien #3H (11.1885% working interest) wells, both commenced commercial sales in November 2017. The wells were both completed in the Wolfcamp A formation with an approximate 4,500’ lateral leg.

The initial thirty-day average daily two stream production (IP30) rates, gross, for the O’Brien #3H and Johnson #1H wells were 1,108 boe per day (“boepd”) (37% oil) and 1,014 boepd (51% oil), respectively. On a per 1,000’ of lateral basis, the O’Brien #3H and Johnson #1H wells IP30 rates were 246 boepd and 225 boepd, respectively.

Total production from both Reeves County wells was slightly negatively impacted by extreme cold during December, causing shut in of production for five days for the O’Brien #3H well and two days for the Johnson #1H well.

Mr. John Boylan, Chairman and CEO of Houston American Energy stated: “We are very pleased with the performance of our first two completed wells in Reeves County. After approximately 90 days of operations, both the cumulative production to date and current production rates are, on average, above our economic model forecast. Commencing in Q4 2017, we saw material improvements in production, revenues and cash flow driven by our Reeves County operations.

We have made significant investments in infrastructure and learned much in the course of drilling our initial wells. We expect to benefit from those investments and lessons and to gain efficiencies as we seek to drill and bring additional wells on line on our existing acreage and as we seek to add to our acreage in Reeves County.”

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian (Delaware) Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding estimated revenues, production totals and realized prices remaining subject to audit; future production rates, revenues and cash flow in total and from Reeves County operations; ability to finance and successfully drill, complete and bring on line additional wells in Reeves County; ability to finance and acquire additional acreage in Reeves County; and, ability to gain efficiencies in operations. Those statements, and Houston American Energy Corp., are subject to a number of risks, including the potential inability to secure financing to fund Houston American’s share of well costs, timing of drilling operations, ultimate drilling results, potential changes in production rates, fluctuations in energy prices, fluctuations in drilling and operating costs, changes in market conditions, effects of government regulation and other factors. These and other risks are described in the company’s documents and reports that are available from the company and the United States Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966 or Raymond Deacon, CFA at (917) 477-7800.